Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Numbers 33-31765, 33-64248, 33-35592, 33-61429, 33-32857, 333-40363, 333-51585, 333-81351, 333-89280, 333-100224 and 333-113723 of The Pep Boys - Manny, Moe & Jack and subsidiaries on Form S-8 and Post-Effective Amendment No. 2 to Registration Statement No. 333-98255 and Registration Statement Number 333-109625 of The Pep Boys - Manny, Moe & Jack and subsidiaries on Form S-3 of our report dated April 9, 2004, appearing in this Annual Report on Form 10-K of The Pep Boys - Manny, Moe & Jack and subsidiaries for the year ended January 31, 2004.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
April 9, 2004